Exhibit 24

Confirming Statement

This Statement confirms that the undersigned, Morgan Stanley, authorized and designated Barbara Nims to execute and file on its behalf the Form 4 filed with the Securities and Exchange Commission on December 31, 2009 in respect of REMEC Inc.

Date: January 7, 2010

Morgan Stanley

By:	/s/ Charlene R. Herzer
	Name:	Charlene R. Herzer
	Title:	Assistant Secretary